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                                                                    EXHIBIT 99.1



                  Media             Analysts
                  Steve Dishart     Donald J. MacLeod
                  (412) 234-0850    (412) 234-5601







FOR IMMEDIATE RELEASE



          MELLON COMPLETES ACQUISITION OF MAJORITY INTEREST IN NEWTON



PITTSBURGH, Oct. 16, 1998--Mellon Bank Corporation (NYSE: MEL) today announced the completion of its acquisition of a majority interest in Newton Management Limited, a leading U.K.-based investment manager with funds under management in excess of $19.3 billion ((Pounds)11.4 billion). As previously announced, the transaction, based on an initial value of Newton of approximately $277 million ((Pounds)170 million), gives Mellon a 75 percent stake in Newton, with management and staff of Newton retaining an interest in 25 percent of the company either directly or through options.

     A broad-based financial services company with a bank at its core, Mellon ranks among the largest bank holding companies in market capitalization in the United States. With about $350 billion ((Pounds)215 billion) of assets under management under the Dreyfus name and nearly $1.8 trillion ((Pounds)1.1 trillion) of assets under administration, Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Its U.S.-based mutual fund companies, The Dreyfus Corporation and Founders Asset Management, together with newly-acquired Newton, place Mellon as the leading bank manager of mutual funds in the world. Headquartered in Pittsburgh, Mellon's principal subsidiary is Mellon Bank, N.A.

     Press releases and other information about Mellon Bank Corporation and its products and services are available at www.mellon.com on the Internet. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.


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